Exhibit 1

BEAR STEARNS

BEAR, STEARNS & CO. INC.

383 MADISON AVENUE

NEW YORK, NEW YORK 10179

212-272-2000

DATE:	[ ]

TO:	Mr. Richard Simmons
TELEPHONE:	1-412-741-7491
FACSIMILE:	1-412-741-0663

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857

SUBJECT:	Equity Derivatives Confirmation / ASAP Forward

REFERENCE NUMBER:	[ ]

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the “Transaction”) between Bear, Stearns & Co. Inc. (“Bear Stearns”) and Mr. Richard Simmons (“Counterparty”). This letter agreement constitutes the sole and complete “Confirmation,” as referred to in the Master Agreement specified below, with respect to this Transaction.

1. In lieu of negotiating an ISDA Master Agreement and Schedule, Bear Stearns and Counterparty hereby agree that the ISDA Master Agreement, with a Schedule attached thereto containing all elections, modifications and amendments thereto contained in “Elections, Modifications and Amendments Under the Master Agreement” below (as so supplemented, the “Master Agreement”)) shall be deemed to have been executed by both of us on the Trade Date on which we entered into the first “Transaction” (as defined in the ISDA Master Agreement), with “Elections, Modifications and Amendments Under the Master Agreement” below constituting the Schedule thereto. This Confirmation and the Transaction to which it relates, as well as all other Transactions between us (unless otherwise specified in the Confirmations relating to such Transactions) shall supplement, form a part of and be subject to such Master Agreement. All provisions contained in, or incorporated by reference to the Master Agreement shall govern the Transaction referenced in this Confirmation, as well as all other Transactions between the parties heretofore or hereafter entered into, except as expressly modified herein or therein. THUS THIS CONFIRMATION CONSTITUTES BOTH A MASTER AGREEMENT AND A CONFIRMATION THEREUNDER.

This Confirmation is subject to and incorporates the 2000 ISDA Definitions (the “Definitions”) and the 1996 Equity Derivatives Definitions (the “1996 Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

In the event of any inconsistency between this Confirmation, the Definitions or the Master Agreement, as such inconsistencies may relate to this Transaction, this Confirmation shall prevail.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[ ]

Buyer:	Bear Stearns

Seller:	Counterparty

Delivery Amount:	[ ] Shares

Pricing Date:	[ ] For purposes of this Transaction, the Pricing Date and the Final Price will be determined as if the Pricing Date were a Valuation Date for a Share Swap Transaction.

Initial Price:	USD [ ], minus the Dividend Adjustment determined as of the Pricing Date.

Target Price:	USD [ ], minus the Dividend Adjustment determined as of the Pricing Date.

Final Price:	The closing price per Share quoted by the Exchange at the close of the regular afternoon trading session on the Pricing Date.

Dividend Adjustment:	The sum of the following amounts, whether positive or negative, determined with respect to each ordinary cash dividend on the Shares, which dividends have an ex-dividend date during the period commencing on, but excluding, the Trade Date to, but including, the Pricing Date; (a) the per-Share amount of each such ordinary cash dividend minus (b) the Contractual Dividend.

In the event that the Shares pay dividends other than quarterly the Calculation Agent shall adjust the calculation of the Dividend Adjustment Amount as may be necessary to effect the intent of the parties with respect to the expected economic consequences of this Transaction.

Contractual Dividend:	USD [ ]

Shares:	The common shares of Allegheny Technologies, Inc., currently trading under the ticker symbol ATI.

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

Exchange:	New York Stock Exchange

Related Exchange:	The exchanges or quotation systems, if any, on which options or futures contracts on the Shares are traded or quoted, and as may be selected from time to time by the Calculation Agent.

Settlement Condition:	The Settlement Condition shall be deemed to be fulfilled if the Final Price is greater than the Initial Price. For the avoidance of doubt, if the Final Price is equal to or less than the Initial Price, there shall be no payment or delivery obligations hereunder.

Calculation Agent:	Bear Stearns

Physical Settlement Terms:

Physical Settlement:	If the Settlement Condition is deemed to be fulfilled, then on the Settlement Date, the Seller will deliver to Buyer the Number of Shares to be Delivered and Buyer will pay to Seller the Settlement Price. Such payment and such delivery will be made on the Settlement Date through the relevant Clearance System at the accounts specified in this Confirmation on a delivery versus payment basis.

For purposes of these Physical Settlement provisions, this Transaction will be treated as a Physically-settled Share Option Transaction (except that Physical Settlement shall occur if the Settlement Condition is deemed to be fulfilled and Physical Settlement shall not occur if the Settlement Condition is not deemed to be fulfilled).

Number of Shares to Be Delivered:	The “Number of Shares to be Delivered” will be a number of Shares equal to the Delivery Amount.

Settlement Price:	Notwithstanding Section 2.1(g)(iii) of the 1996 Definitions, the Settlement Price will mean the amount expressed in USD as determined by the Calculation Agent equal to the product of (i) the Number of Shares to Be Delivered and the lesser of:

(A) [(2 x (Final Price – Initial Price)) + Initial Price]; and (B) Target Price

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

Settlement Date:	The third Exchange Business Day following the Pricing Date (or if such day is not a Currency Business Day, the next Currency Business Day).

Applicability of Certain Sections of the 1996 Definitions:	Sections 6.6 (Expenses) and, except to the extent expressly set forth to the contrary herein, 6.7 (Dividends) of the 1996 Definitions will apply to any delivery of Shares hereunder, save that the reference to “Exercise Date” will be deemed to be a reference to “Pricing Date”.

Section 6.8 (Representation and Agreement) of the 1996 Definitions will apply to any delivery of Shares hereunder. For the avoidance of doubt, the “Additional Representations of the Counterparty” set forth below will also apply to any delivery of Shares hereunder, including, without limitation, subparagraph (a) thereof, which imposes conditions on the Shares that Seller may deliver.

Section 6.9 (Failure to Deliver) of the 1996 Definitions will apply to any obligation to deliver Shares hereunder, save that the reference to “Exercise Date” will be deemed to be a reference to “Pricing Date” and that the Additional Termination Event will occur in respect of (and the Affected Transaction will be) a Transaction (after consideration of any partial delivery) consisting of the obligation to deliver Shares on the Settlement Date only.

Section 6.10 (Default Interest) of the 1996 Definitions will apply to any obligation to deliver Shares hereunder.

Clearance System:	The principal domestic clearance system customarily settling trades on a free delivery basis in the Shares as of the Pricing Date, as selected by the Calculation Agent; subject to “Settlement by Delivery of Collateral” below.

Cash Settlement Terms:

Cash Settlement Payment Date:	The third Exchange Business Day following the Pricing Date (or if such day is not a Currency Business Day, the next Currency Business Day).

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

Cash Settlement Amount:	An amount equal to the product of (i) the Final Price minus the Reference Number (as defined herein) and (ii) the Delivery Amount.

Reference Number:	The lesser of: (A) [(2 x (Final Price – Initial Price)) + Initial Price]; and (B) Target Price

Payment:	If the Settlement Condition is deemed to be fulfilled, then on the Cash Settlement Payment Date, (i) if the Cash Settlement Amount is positive, Seller will pay to Buyer the Cash Settlement Amount and (ii) if the Cash Settlement Amount is negative, Buyer will pay to Seller the absolute value of the Cash Settlement Amount and (iii) if the Cash Settlement Amount is zero, then no payment will be required by either party.

Right of Seller to Elect Cash Settlement:	Seller shall have the right to elect that the Cash Settlement Terms apply to this Transaction. If no such election is made, then the Physical Settlement Terms will apply.

Notice of such election must be given to Bear Stearns between the hours of 9:00 a.m. and 4:00 p.m. (New York time) not less than five Exchange Business Days prior to the Pricing Date. Such notice shall be given telephonically and shall be irrevocable when given.

Notwithstanding the foregoing, if Bear Stearns determines, in its sole discretion, that the requirements of Section 6.8 (Representation and Agreement) of the 1996 Definitions and the “Additional Representations of the Counterparty” set forth below including, without limitation, subparagraph (a) thereof, are not or will not be satisfied, then Bear Stearns may deem that notwithstanding whether Counterparty has made any election hereunder, the Cash Settlement Terms shall apply.

Settlement by Delivery of Collateral:	The parties agree that if Bear Stearns would otherwise be obligated to return Collateral (as defined in the Collateral Provisions below) in accordance with the Collateral Provisions and Seller would otherwise be obligated to deliver Shares hereunder, Bear Stearns may, at its sole option, retain the Collateral (but only to the extent of the number of Shares required to be delivered by Seller) and Seller will thereupon not be obligated to deliver the Shares.

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

All of the transactions between the parties described in “Settlement by Delivery of Collateral” above shall take place, as to Seller, in an account(s) maintained by Seller at Bear Stearns in accordance with the Account Agreement between Seller and Bear Stearns and its affiliates, and all such property and monies maintained in such accounts shall be Collateral and will be subject to the security interest of Bear Stearns. In such event, transfer on the books and records of the party maintaining such accounts shall be deemed to be the Clearance System for all purposes hereunder. In addition, such transaction shall be governed by, and subject to the provisions of, the agreements and terms governing such accounts.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequence of Merger Events:

(a) Share-for-Share and (b) Share-for-Combined:

If there is a Merger Event for which the Merger Consideration is Share-for-Share or if there is a Merger Event for which the Merger Consideration is Share-for-Combined then, not earlier than twenty Exchange Business Days nor later than the fifteenth Exchange Business Day prior to the proposed Merger Date, Seller may request that Buyer provide terms under which the Transaction may continue (a “Continued Terms Request”). If Seller makes a Continued Terms Request, then Buyer shall, not later than ten Exchange Business Days prior to the proposed Merger Date notify Seller of the terms, as determined by Buyer in a commercially reasonable manner (which would be reflective of both increases and decreases in value attendant upon the Merger Event), under which the Transaction may continue after the Merger Date. If Seller notifies Buyer that Seller accepts such terms by no later than the third Exchange Business Day following the date on which Buyer provides such terms then the Transaction shall continue under the terms so provided by Buyer and agreed to by Seller. All notices under this provision may be given orally

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

(and confirmed in writing, which failure to confirm shall not vitiate the effectiveness of the notice) and must be given between 9:00 a.m. and 4:00 p.m. (New York time).

If Counterparty fails to make a Continued Terms Request as provided herein or if the parties do not agree the terms on which to continue the Transaction, then Cancellation and Payment shall apply in accordance with Section 9.7 of the 1996 Definitions.

(c) Share-for-Other:	Cancellation and Payment
Nationalization, Insolvency and Delisting:	Cancellation and Payment shall apply in accordance with Section 9.7 of the 1996 Definitions; provided that, Section 9.6 (a) of the 1996 ISDA Equity Derivatives Definitions shall be amended by the addition of the following definition:

(iii) “Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as the Exchange (or, where the Exchange is within the European Union, in any member state of the European Union).

Wherever the words “Nationalization or Insolvency” or “Nationalization or an Insolvency” appear in Section 9.6 and 9.7 of the 1996 ISDA Equity Derivatives Definitions, such words shall be replaced by “Nationalization, Insolvency and Delisting.”

Section 9.7 (c) (iii) of the 1996 ISDA Equity Derivatives Definitions shall be amended by replacing the word “and” in line 5 with a comma and by adding the following wording to the end of the paragraph: “and (C) in respect of a Delisting, the date of the first public announcement by the Exchange that the Shares will cease to be listed in the manner described in the definition of “Delisting.”

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

Additional Termination Event:

Notwithstanding anything to the contrary in the 1996 Definitions, it shall be an Additional Termination Event if a Tender Event Date (defined below) occurs during the term of this Transaction.

For purposes of an Additional Termination Event which occurs as a result of the occurrence of a Tender Event Date,

(a) Counterparty shall be the sole Affected Party;

(b) This Transaction shall be the sole Affected Transaction;

(c) Second Method and Loss will be deemed to apply.

“Tender Event Date” means the fifth Exchange Business Day preceding the date that the Calculation Agent reasonably anticipates will be the date on which Shareholders desiring to participate in a Tender Offer (defined below) are required to tender their Shares in order for such Shares to be included in the Tender Offer. A “Tender Offer” shall mean a tender or other offer to purchase or exchange made by any party (including the Issuer) for 10% or more of the outstanding Shares of the Issuer.

The occurrence of a Tender Event Date will be determined by the Calculation Agent based on publicly available information. No alteration or re-instatement of the Transaction will occur if, following a Tender Event Date, the relevant Tender Offer is delayed, amended or does not occur.

Collateral Provisions:	(a) On or before the Local Business Day following the applicable Trade Date. Counterparty shall deliver to and at all times thereafter maintain with Bear Stearns as collateral Shares in number equal to the Delivery Amount.

(b) These Collateral Provisions shall be deemed a security agreement, and notwithstanding anything to the contrary contained in the Executed Agreement or this Confirmation, these provisions shall be governed by the laws of the State of New York, without giving effect to the conflicts or choice of law provisions thereof. The Counterparty hereby grants a first priority continuing security interest in all Collateral provided hereunder and in any and all substitutions therefor, proceeds

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

thereof and distributions thereon. These Collateral Provisions constitute a Credit Support Document and the failure by a party to deliver or return Collateral in accordance with these Collateral Provisions (if such failure is not remedied on or before the Local Business Day after notice of such failure is given to such party) shall constitute an Event of Default for purposes of Section 5(a)(iii) of the Master Agreement with respect to such party. For purposes of these Collateral Provisions, the term “Local Business Day” shall have the meaning given such term in the Master Agreement, except that references to a payment in clause (b) thereof will be deemed to include a delivery or return of Collateral hereunder.

(c) The collateral delivered hereunder shall be used to secure Counterparty’s obligations under this Transaction, as well as under any other transaction with Bear Stearns or any of its affiliates (in any case, a “Bear Stearns Entity”), including, without limitation, any loans or other extensions of credit made by a Bear Stearns Entity. Any such transactions, loans or other extensions of credit shall be subject to the Customer Agreement (defined herein) between Counterparty and any Bear Stearns Entity and/or any affiliate(s) thereof. In addition, you may from time to time be required to post additional collateral with Bear Stearns in accordance with the provisions of the Customer Agreement. For purposes of this paragraph, “Customer Agreement” means, as applicable, any document(s) provided by a Bear Stearns Entity which is referred to as the Customer Agreement, the Professional Account Agreement, the Institutional Account Agreement, the Standard Terms and Conditions of Business, or a similar name.

Payments to Bear Stearns:

Citibank N.A., New York

ABA Code: [                    ], for the account of

Bear, Stearns Securities Corp.

Account Number: [                    ], for further credit to

Bear, Stearns & Co. Inc.

Sub-Account Number: [                    ]

Payments to Counterparty: Bear, Stearns Securities Corp. Account Number: [ ]

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

Additional Provisions:

Non-Reliance. Each party represents to the other party that (a) it has not received and is not relying upon any legal, tax, regulatory, accounting or other advice (whether written or oral) of the other party regarding this Transaction, other than representations expressly made by that other party in this Confirmation and in the Master Agreement and (b) in respect of this Transaction, (i) it has the capacity to evaluate (internally or through independent professional advice) this Transaction and has made its own decision to enter into this Transaction and (ii) it understands the terms, conditions and risks of this Transaction and is willing to assume (financially and otherwise) those risks. Counterparty acknowledges that Bear Stearns has advised Counterparty to consult its own tax and legal advisors in connection with this Transaction evidenced by this Confirmation and that the Counterparty has done so.

Additional Representations of the Counterparty. With respect to the Shares pledged as Collateral under this Transaction and any Shares delivered in accordance herewith, Counterparty represents and warrants to Bear Stearns and its affiliates and subsidiaries (which representation and warranty will be deemed repeated at all times during the period from and including the Trade Date to and including the Settlement Date) that:

(a) the Shares pledged as Collateral under this Transaction and any Shares delivered to the Bear Stearns hereunder in connection with this Transaction are not and shall not be subject to any condition to or restriction on the ability of the holder thereof to freely sell, assign or otherwise transfer such Shares, including any contractual restriction, requirement for receipt of approval, limitations on the status of transferees, deliveries of certifications, opinions or other documents (other than a stock power or like instrument of transfer), limitations imposed pursuant to Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”), or requirement of registration or prospectus delivery, and that Counterparty has the sole legal right, power and authority to sell, pledge, transfer and deliver the Shares; and

(b) the Shares pledged as collateral under this Transaction were acquired and fully paid for by the Counterparty on a date which is at least 2 years prior to the Trade Date; and

(c) Counterparty is not, as at the Trade Date, in possession of any material non-public information regarding the Shares or the Issuer, and Counterparty has not provided Bear Stearns with any material non-public information relating to the Issuer.

Elections, Modifications and Amendments Under the Master Agreement:

Survival. The following provisions shall apply to all Transactions which are or will be governed by the Master Agreement, notwithstanding the termination of this particular Transaction.

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

Payment Date Netting. The parties agree that subparagraph (ii) of Section 2(c) of the Master Agreement will not apply to any Transactions that are or will be governed by the Master Agreement. Thus all amounts payable on the same date in the same currency in respect of all Transactions shall be netted.

Payment Measure. For all Transactions which are or will be governed by the Master Agreement, “Loss” and “Second Method” shall be the payment measure for purposes of Section 6(e) of the Master Agreement, subject, however, as to any particular Terminated Transaction, to the Confirmation therefor.

Transfer. For all Transactions which are will or will be governed by the Master Agreement, Bear Stearns may transfer the Transaction(s) pursuant to this Confirmation and all of its interests in such Transaction(s) and all of its Obligations in or under this Confirmation to its Credit Support Provider or any Affiliates thereof, and if such transfer is to an entity other than its Credit Support Provider, Bear Stearns will furnish to Counterparty a Guaranty of such Credit Support Provider which guarantees all of such transferee’s Obligations in substantially the form of the Guaranty of the Credit Support Provider of Bear Stearns delivered in connection with this Confirmation. Upon such transfer, Bear Stearns will be fully released from any and all Obligations and liabilities related to the interests assigned.

Governing Law. For all Transactions which are or will be governed by the Master Agreement, the laws of the State of New York, without reference to the choice of law principles thereof will be the governing law for purposes of Section 13(a) of the Master Agreement.

Dispute Resolution. CONTROVERSIES ARISING BETWEEN THE COUNTERPARTY AND BEAR STEARNS SHALL BE DETERMINED IN ACCORDANCE WITH THE “ARBITRATION PROVISIONS” OF THE CUSTOMER AGREEMENT BETWEEN SELLER AND BEAR STEARNS AND ITS AFFILIATES (THE “CUSTOMER AGREEMENT”) WHICH FOR THIS PURPOSE ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE.

Rate of Interest. For all Transactions which are or will be governed by the Master Agreement and for purposes of determining the Default Rate, the Non-default Rate or the Termination Rate, it will be deemed that each party’s cost of funding will be determined daily as equaling USD-Federal Funds-H.15 for such day (as defined in the Definitions).

Credit Support Document. For all Transactions which are or will be governed by the Master Agreement, each of (a) the Collateral Provisions contained in this Confirmation, or any like provisions contained in any other Confirmation and (b) the Customer Agreement will be deemed to be a Credit Support Document.

Specified Transaction. For all Transactions which are or will be governed by the Master Agreement and for purposes of Section (c) of the definition of “Specified Transactions” contained in Section 14 of the Master Agreement. Specified Transactions shall mean any

Reference Number: [                    ]

Mr. Richard Simmons

[                    ]

transaction, agreements (including the Customer Agreement) and extensions of credit between Bear Stearns or any Affiliate of Bear Stearns and the Counterparty, whether now existing or hereafter entered into.

Termination Currency. For all Transactions which are of will be governed by the Master Agreement, USD.

This Confirmation may be executed in several counterparts, each of which shall be deemed on original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Bear Stearns a facsimile of the fully-executed Confirmation to 212-272-9857. For inquiries regarding U.S. Transactions, please contact Derivatives Documentation by telephone at 212-272-2711. For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6233. Originals will be provided for your execution upon your request.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
Name:
Title:	AUTHORIZED SIGNATORY

Counterparty, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

MR. RICHARD SIMMONS

By:
As authorized agent or officer for Mr. Richard Simmons
Name:
Title:

m/c